Ex 99.1

Ex. 99.1

Cambridge Trust Announces Promotions and Retirement

Bank highlights new executive leadership

CAMBRIDGE, MA – December 13, 2022 – Cambridge Trust Company, subsidiary of Cambridge Bancorp (NASDAQ: CATC), announces changes to its commercial lending team in connection with the retirement of Martin Millane, Executive Vice President, Chief Lending Officer.

Effective January 1, 2023, Steven J. Mead will become the Company’s Chief Commercial Banking Officer and Peter Halberstadt will become the Company’s Chief Credit Officer. Both will join the executive leadership team.

“We congratulate Marty on nearly two decades of exceptional leadership with Cambridge Trust and thank him for his many contributions to the bank, including the strong credit culture that has been a hallmark of our success,” said Denis K. Sheahan, President and CEO, Cambridge Trust. “We are also very excited to appoint Steve and Pete to our executive leadership team, completing the succession plan that we have had in place. We are confident they will continue to build on the strong foundation that Mr. Millane has worked to create.”

Steve Mead is currently a Senior Vice President and leads the commercial lending teams in both Massachusetts and New Hampshire, focusing on commercial real estate, multifamily and commercial and industrial lending. Mr. Mead joined Cambridge Trust in 2012, having served in similar roles at Sovereign Bank and Cambridge Savings Bank and holds a degree in Business Administration from Skidmore College.

Pete Halberstadt is currently a Senior Vice President and leads the Credit Risk function for the bank, focusing on credit underwriting and ongoing monitoring, credit stress testing and allowance for credit loss methodology. Pete has been with Cambridge Trust since 2004, having joined from Century Bank where he previously worked in a similar capacity with Mr. Millane. Pete holds a degree in Finance from Boston College.

Mr. Millane will continue to work with Pete and Steve on the transition of his responsibilities until his retirement which is expected to be on February 28, 2023.

For more information, visit www.cambridgetrust.com

About Cambridge Trust

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.1 billion in assets at September 30, 2022, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $3.8 billion in client assets under management and administration at September 30, 2022. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

For more details on Cambridge Trust visit: www.cambridgetrust.com

Please contact:

Michael Carotenuto, CFO (617) 520-5543

Danielle Remis Hackel, CMO (617) 441-1421

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